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                                                                  Exhibit (2)(j)

                         CUSTODIAN SERVICES AGREEMENT

      THIS AGREEMENT is made as of September 18, 2003 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and J.P. MORGAN ATLAS GLOBAL LONG/SHORT EQUITY FUND, L.L.C., a Delaware limited liability company (the "Fund").

                             W I T N E S S E T H:

      WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services as more fully described herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS. AS USED IN THIS AGREEMENT:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Administrator" means PFPC Inc., in its capacity as the administrator of the Fund.

      (d) "Authorized Person" means the Manager, any officer of the Fund and any other person authorized by the Fund or the Manager to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties


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            hereto. For the avoidance of doubt, each of the Administrator and the Escrow Agent shall be an Authorized Person with respect to any Oral Instructions or Written Instructions which they receive and which they are required to forward to PFPC Trust or which require appropriate Oral Instructions or Written Instructions to be given to PFPC Trust in order to be properly carried out.

      (e) "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.

      (f)   "CEA" means the Commodities Exchange Act, as amended.

      (g) "Escrow Agent" means PFPC Inc., in its capacity as the escrow agent of the Fund.

      (h) "Interests" mean the limited liability company interests of the Fund.

      (i) "Manager" means J.P. Morgan Alternative Asset Management, Inc., the investment manager of the Fund.

      (j) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person.

      (k)   "Property" means:

            (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

            (ii) all income in respect of any of such securities or other investment items;

            (iii) all proceeds of the sale of any of such securities or investment items; and

            (iv) all proceeds of the sale of securities issued by the Fund, which are received


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                  by PFPC Trust from time to time, from or on behalf of the
                  Fund.

      (l)   "SEC" means the Securities and Exchange Commission.

      (m) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (n) "Written Instructions" mean (i) written instructions sent by an Authorized Person and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The Written Instructions under (i) above may be delivered by any method described in Section 17 below.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

      (a) at PFPC Trust's request, certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PFPC Trust or its affiliates to provide services;

      (b)   a copy of the Fund's most recent effective registration statement;

      (c)   a copy of the Fund's advisory agreement;

      (d) a copy of any placement agent agreement with respect to the Interests;

      (e)   a copy of the Fund's administration agreement;

      (f) copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund; and

      (g)   copies of any and all amendments or supplements to the foregoing.


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4.    COMPLIANCE WITH LAWS.

      PFPC Trust shall comply with material applicable requirements of the Securities Laws and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

5.    INSTRUCTIONS.

      (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions and any other relevant information in the possession of the Administrator or the Escrow Agent that has been received by PFPC Trust.

      (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person in accordance with this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's members, unless and until PFPC Trust receives Written Instructions to the contrary.

      (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions so that PFPC Trust receives the Written Instructions by the close of business on the business day following the day that such Oral Instructions are received as designated by the Fund. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions


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            shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions pending receipt of Written Instructions; provided that PFPC Trust shall immediately notify the Fund and the Manager of any discrepancies between any Oral Instructions and the Written Instructions which purport to confirm those Oral Instructions, and indicate whether it acted in accordance with the Oral Instructions or the later Written Instructions.

6.    RIGHT TO RECEIVE ADVICE.

      (a) Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust shall request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

      (b) Advice of Counsel. If PFPC Trust is in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may, following consultation with the Manager in accordance with Subsection (d) below, request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust). The reasonable costs and expenses of counsel will be borne by the Fund.

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust may, following consultation with the Manager in accordance with subsection (d) below, rely upon and follow the advice of counsel.


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      (d)   Consultation with the Authorized Person. Notwithstanding subsections
            (a) to (c) above, PFPC Trust agrees to act in accordance with all Oral Instructions and Written Instructions or to notify the relevant Authorized Person as soon as possible (and in any event prior to any deadline for execution of such instructions) of any inability to act in accordance with, or any uncertainty with respect to, such instructions. Prior to seeking any advice of counsel pursuant to subsection (b) above, and prior to acting on the advice of counsel pursuant to subsection (c) above, PFPC Trust agrees to provide notice to the Manager and consult with the Manager (i) regarding the choice of counsel and the likely cost involved, and (ii) to clarify and/or resolve PFPC Trust's concern with the relevant Oral Instructions or Written Instructions or the conflict between such instructions and the advice of counsel.


      (e) Protection of PFPC Trust. Subject to Section 14(a), PFPC Trust shall be indemnified by the Fund and without liability for any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund or upon advice of counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Subject to sub-section (d) above, nothing in this Section 6 shall be construed so as to impose an obligation upon PFPC Trust to seek such directions or advice or Oral Instructions or Written Instructions.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such


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      books and records shall be prepared, maintained and made available to regulators as required by the 1940 Act, the Investment Advisers Act of 1940 ("Adviser Act") and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, the Manager, an Authorized Person or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, the Manager, an Authorized Person or PFPC Trust, or any of their respective affiliates, a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall



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      not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by PFPC Trust is necessary in connection with the provision of services under this Agreement; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party through no wrongful act of the receiving party.

9. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

10. PFPC SYSTEM. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

11. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency


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      use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, fraud, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust.


13. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC Trust takes in good faith in connection with the provision of services to the Fund. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own willful misfeasance, fraud, bad faith, negligence or reckless disregard in the performance of PFPC Trust's activities under this Agreement. The provisions of this Section 13 shall survive termination of this Agreement.


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14.   RESPONSIBILITY OF PFPC TRUST.

      (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, fraud, bad faith, negligence or reckless disregard of its duties under this Agreement.

      (b) Notwithstanding anything in this Agreement to the contrary, except as may arise from PFPC Trust's willful misfeasance, fraud, bad faith, negligence or reckless disregard, (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust


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            reasonably believes to be genuine.

      (c) Notwithstanding anything in this Agreement to the contrary neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates

      (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (e) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 15(h)(ii)(B)(4) and Section 15(h)(iii)(A) of this Agreement) and without prejudice to any duties or obligations which the Administrator may have to the Fund pursuant to the Administration Agreement, the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

      (f) The provisions of this Section 14 shall survive termination of this Agreement.

15.   DESCRIPTION OF SERVICES.

      (a) Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Fund including cash received as a result of the distribution of Interests, during the term of this Agreement. PFPC Trust will not be responsible for such property until actual receipt.


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      (b)   Receipt and Disbursement of Money. PFPC Trust, acting upon Written
            Instructions, shall open and maintain a separate account (the "Account") in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement.

                  PFPC Trust shall make cash payments from or for the Account of the Fund only for:

            (i) purchases of securities in the name of the Fund, PFPC Trust on behalf of the Fund, PFPC Trust's nominee or a sub-custodian or nominee thereof on behalf of the Fund as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

            (ii)  purchases of Interests delivered to PFPC Trust;

            (iii) purchases of Interests in connection with any tender offer with respect to the Fund;

            (iv) payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by
                  Section 15(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory and management fees which are to be borne by the Fund;

            (v) payment to, subject to receipt of Written Instructions, the Administrator, as agent for the members, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the Administrator to members, or, in lieu of paying the Administrator, PFPC Trust may arrange for the direct payment of cash dividends and distributions to members in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Administrator;

            (vi) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

            (vii) payments of the amounts of dividends received with respect to securities sold short;

           (viii) subject to the prior receipt, review and approval by the Manager of


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                  appropriate invoices, payments to PFPC Trust for its services hereunder;

            (ix) payments to the Escrow Agent, upon receipt of Written Instructions, of amounts required to meet the repurchase proceeds payable to members of the Fund in connection with any tender offers; and

            (x)   other payments, upon Written Instructions.

                  PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Account.

      (c) Receipt of Securities; Subcustodians. PFPC Trust shall hold all securities received by it for the Account in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Board of Directors, or any officer, employee or agent of the Fund withdraw any securities.

                  At PFPC Trust's own expense and for its own convenience and in compliance with the 1940 Act, Advisers Act and other applicable securities laws, rules and regulations, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published


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            report, which is not materially less than PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written approval of the Fund.

                  In addition, and in compliance with the 1940 Act, Advisers Act and other applicable securities laws, rules and regulations, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written approval of the Fund.

                  PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement. PFPC Trust shall be responsible for compliance with the 1940 Act, Advisers Act and other applicable securities laws, rules and regulations with respect to sub-custodians and any arrangements with U.S. domestic sub-custodians.

      (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:

            (i) deliver any securities held for the Fund against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

            (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;


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            (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

            (iv) distribute any securities held by the Fund in connection with any distribution-in-kind by the Fund, including in connection with any tender offer;

            (v) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

            (vi) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

            (vii) make such transfer or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

            (viii)release securities belonging to the Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

            (ix) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into by the Fund, but only on receipt of payment therefor; and pay out monies of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

            (x) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms,


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                  into other securities;

            (xi) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

            (xii) release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and

           (xiii) release and deliver or exchange securities owned by the Fund for other purposes.

                  PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph d (xiii).

      (e) Use of Book-Entry System or Other Depository. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in Book-Entry Systems and other depositories all securities belonging to the Fund eligible for deposit therein and to utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust's use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.

                  PFPC Trust shall administer a Book-Entry System or other
            depository as follows:

            (i) With respect to securities of the Fund which are maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities belonging to the Fund.


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            (ii)  Assets of the Fund deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

                  PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

      (f) Registration of Securities. All Securities held for the Fund which are issued or issuable only in bearer form, except such securities held in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities held for the Fund may be registered in the name of the Fund on behalf of the Fund, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System, depository or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts.

      (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.

      (h) Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

            (i)   Collection of Income and Other Payments.

                  (A) collect and receive for the account of the Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income to the Fund's custodian account;

                  (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                  (C) receive and hold for the account of the Fund all securities received as a distribution on the Fund's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Fund and held by PFPC Trust hereunder;

                  (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

                  (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

            (ii)  Miscellaneous Transactions.

                  (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                        (1) for examination by a broker or dealer selling for the account of the Fund in accordance with street delivery custom;

                        (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                        (3) for transfer of securities into the name of the Fund or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

                  (B) unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                        (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

                        (2) collect interest and cash dividends received, with notice to the Fund, to the account of the Fund;

                        (3) hold for the account of the Fund all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

                        (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

            (iii) Other Matters.

                  (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

                  (B) PFPC Trust is authorized to deduct or withhold and shall pay to the appropriate revenue authority any sum in respect of tax which is required to be deducted or withheld "at source" by any relevant law or practice. At the request of the Fund, PFPC Trust will notify the Fund of such deductions or withholding within twenty four
                        (24) hours.

      (i) Segregated Accounts. PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Fund. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

            (i) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

            (ii)  upon receipt of Written Instructions, for other purposes.

      (j) Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

            (ii) the number of shares or the principal amount purchased and accrued interest, if any;

            (iii) the date of purchase and settlement;

            (iv)  the purchase price per unit;

            (v)   the total amount payable upon such purchase; and

            (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for the Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

      (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

            (ii) the number of shares or principal amount sold, and accrued interest, if any;

            (iii) the date of trade and settlement;

            (iv)  the sale price per unit;

            (v)   the total amount payable to the Fund upon such sale;

            (vi) the name of the broker through whom or the person to whom the sale was made; and

            (vii) the location to which the security must be delivered and delivery deadline, if any.

                  PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions thereof, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

      (l)   Reports; Proxy Materials.

            (i)   PFPC Trust shall furnish to the Fund the following reports:

                  (A) such periodic and special reports as the Fund may reasonably request;

                  (B) a monthly statement summarizing all transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Fund at the end of such month.

                  (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

                  (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

            (ii) PFPC Trust shall transmit promptly to the Fund all written information relating to the Property, including any proxy statement, proxy material, notice of a call or conversion or similar communications, received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement and the transfer of the Fund's property to a successor custodian or a bank or trust company chosen by PFPC Trust in accordance with
                  Section 16 below, PFPC Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

      (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund.

      (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

      (o) Foreign Exchange. PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

      (p) DataPath(SM) Services. Provide to the Fund the DataPath(SM) Internet access services as set forth on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time. Persons who are authorized to access DataPath(SM) are set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or PFPC Trust on ninety (90) days' prior written notice to the other party; provided that PFPC Trust shall not be permitted to terminate this Agreement without the prior written consent of the Fund except in conjunction with a termination of the administration agreement between the Administrator and the Fund. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, provided such entity shall have an aggregate capital, surplus and undivided profits, according to its last published report, which is not materially less than PFPC Trust.

17.   NOTICES

      (a) Any notice, consent, instruction or other instrument or communication required or permitted to be given hereunder by a party may be delivered in person, sent by courier service or certified or registered post, postage-prepaid, faxed or transmitted via e-mail to the address of the other parties set forth below or such other address as may be notified in writing to the other parties, and shall be deemed to have been properly delivered or given hereunder and shall be effective on: (i) the date of delivery if delivered in person or sent by Federal Express or other recognized courier who obtains a signature acknowledging receipt; (ii) the date of transmission, if faxed or transmitted via e-mail, provided that receipt of a facsimile or e-mail is verified by telephone (and failing such verification, only upon actual receipt); or (iii) five days after the same has been tendered for delivery by the post if sent by certified or registered post, postage prepaid.

      (b)   Notices to the Fund shall be sent to:

            J.P. MORGAN ATLAS GLOBAL LONG/SHORT EQUITY FUND, L.L.C. c/o J.P. Morgan Alternative Asset Management, Inc.
            Attn:  Lisa T. Vicital, Chief Administrative Officer
            1211 Avenue of the Americas, 42nd Floor
            New York, NY 10036
            Fax: 917-464-9008
            Email:  Lisa.Vicital@jpmorgan.com

      (c)   Notices to PFPC Trust shall be sent to:

            PFPC TRUST COMPANY
            Attn:  Sam Sparhawk
            8800 Tinicum Boulevard
            3rd Floor
            Philadelphia, Pennsylvania 19153
            Fax: 215-749-8723
            E-mail: Sam.Sparhawk@pfpc.com

      (d)   Notices to other persons:

            Additional notice shall be sent to additional persons as identified in writing by the Fund and any person subsequently designated by the Fund.

18. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. This Agreement may not be assigned by PFPC Trust without the written consent of the Fund; provided, however, that PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc. without such consent, provided that PFPC Trust gives the Fund 30 days' prior written notice of such assignment or delegation.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.   MISCELLANEOUS.

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

      (b) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.

      (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                               PFPC TRUST COMPANY

                               By:  /s/ Sam Sparhawk, IV
                                    ------------------------------

                               Name:  Sam Sparhawk, IV

                               Title: President



                               J.P. MORGAN ATLAS GLOBAL LONG/SHORT EQUITY
                               FUND, L.L.C.

                               By:  Ehrlich Associates, L.L.C., its
                                    Managing Member

                               By:  /s/ Harold B. Ehrlich
                                    ------------------------------

                               Name:  Harold B. Ehrlich

                               Title: Chairman and Sole Member

                                    EXHIBIT A

                          DATAPATH(SM) ACCESS SERVICES

1.    PFPC TRUST SERVICES.  PFPC Trust will:

      (a) Provide Internet access to PFPC DataPath(SM) ("DataPath(SM)") at www.pfpcdatapath.com or other site operated by PFPC Trust (the "Site") for Fund portfolio data otherwise supplied by PFPC Trust to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the "Accounting Services"). Types of information to be provided on the Site also include: data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Fund's offering documents (collectively, the "Compliance Reporting Services")(the Accounting Services and the Compliance Reporting Services are together referred to in Exhibits Y and Z as the "Services"). The parties hereby agree that the Compliance Reporting Services are back-end reports only and that PFPC Trust (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party.

      (b) Supply each of the individuals specified on Exhibit B as authorized users of DataPath(SM) (the "Users") with a logon ID and Password. The Manager is authorized to update the individuals listed on Exhibit B at any time by notice to PFPC Trust;

      (c) Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. To the extent that PFPC Trust is requested to develop custom reports or enhancements which are not usually provided to PFPC Trust customers, the costs for providing such reports or enhancements will be agreed in advance by PFPC Trust and the Manager and will be borne by the Fund.

      (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

      (e) Monitor the telephone lines involved in providing the Services and inform the Fund promptly of any malfunctions or service interruptions.

2. DUTIES OF THE FUND AND THE USERS. The Fund and the Users (to the extent applicable) will:

      (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

      (b) Keep logon IDs and passwords confidential and notify PFPC Trust immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.    STANDARD OF CARE; LIMITATIONS OF LIABILITY.

      (a) Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, PFPC Trust shall be liable for direct damages incurred by the Fund which arise out of PFPC's Trust's failure to perform its duties and obligations in accordance with this Exhibit only to the extent such failure constitutes willful misfeasance, fraud, bad faith, negligence or reckless disregard.

      (b) The Fund acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC Trust's provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund agrees that PFPC Trust shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC Trust's standard of care above.

      (c) Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PFPC Trust shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

4.    MISCELLANEOUS.

            In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Services.

                                    EXHIBIT B

                          DATAPATH(SM) AUTHORIZED PERSONS

The following individuals are authorized to access PFPC DataPath(SM):

NAME              COMPANY OR FIRM                                       SIGNATURE
----              ---------------                                       ---------

Mark Bianchini    J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Sean Daly         J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Michael Garvey    J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Russell Gross     J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Dawn Lorenzino    J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Camille N'Dia     J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Yasmijn Salim     J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Tom DiVuolo       J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Beata LaBarge     J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------

Bridget Mattera   J.P. Morgan Alternative Asset Management, Inc.
                                                                        --------------------------------


                                       33